Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE

FIRST QUARTER OF FISCAL 2005

Milwaukee, WI October 21, 2004/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced first quarter consolidated net sales of $439.0 million and a net loss of $1.5 million or $.06 per diluted share. Consolidated net sales increased $107.6 million or 32% over the prior year while net income decreased $5.5 million over the same period a year ago. The primary factor that caused the first quarter results to be less than last year was a $10.0 million ($6.4 million after tax) increase in the reserve for uncollectible receivables caused by the financial difficulties of a customer.

The majority of the $107.6 million net sales increase was due to the inclusion of $79.5 million of sales of our Simplicity Manufacturing, Inc. (“Simplicity”) acquisition, which was completed on July 7, 2004. The remainder of the net sales increase was the result of a mix of shipments that favored higher priced, higher horsepower engines and an increase in generator shipments due to the high number of demand creating weather events.

The first quarter benefited from better engine mix, increased engine production, lower interest expense and higher dividend income. These improvements more than offset cost increases for raw materials and components that continue to be at high levels however, the increase in the allowance for doubtful accounts created a net loss for the quarter. The Simplicity acquisition did not benefit the first quarter because of the accounting treatment required on the acquired inventory.

Engines:

Fiscal 2005 first quarter net sales were $254.1 million, an $18.4 million or 8% improvement over the prior year. This increase is primarily due to a first quarter mix of shipments that favored higher priced, higher horsepower engines. The favorable mix was created by strong summer demand for riding lawnmower equipment and the need for the larger engines used in portable generators.

The loss from operations was $4.7 million, a decrease of $8.7 million from the income reported for the same period a year ago. A favorable mix of engine shipments, price improvement and a significant increase in plant utilization in the first quarter provided positive contributions to income from operations. However, income from operations was lowered between years by the previously mentioned $10.0 million accounts receivable reserve increase and increased raw material and component costs.

Power Products:

First quarter net sales were $222.3 million, a $97.5 million or 78% increase over the same period a year ago. The increase in net sales was the result of having $79.5 million of sales from our Simplicity acquisition and a 30% unit increase in the shipment of generators. These positive trends were partially offset by a 6% decrease in pressure washer unit shipments. Last year’s first quarter generator sales were primarily impacted by the East Coast power grid failure. The unusual level of hurricane activity in this year’s first quarter created a concentrated demand that was capped by product availability.

Income from operations was $5.2 million, a decrease of $3.5 million or 41% from the prior year. The operating income improvement from increased generator volume was offset by lower unit pricing experienced on pressure washer shipments, higher costs for steel and copper and lower utilization of the production capacity. Pressure washer production was approximately 50% lower than last year because of increased inventory levels between years. The Simplicity acquisition negatively impacted income from operations by $.8 million primarily resulting from the application of purchase accounting rules that increased the cost of sales by $4.0 million.

General:

Interest expense is lower in the first quarter of fiscal 2005 because outstanding long-term debt is lower than last year’s level. The effective tax rate is at 36% versus the 32% used in the first quarter last year.

Outlook:

We believe the stronger than anticipated first quarter sales of generators allows us to increase our sales forecast for the Power Products Segment. In addition, as we assess preliminary engine demand and placement, we now believe that engine unit volume could increase by approximately 6% instead of the 3% originally anticipated. Consequently, we now project that consolidated net sales for the year will be approximately 26% higher than last year. The sales of our Simplicity acquisition continue to be projected at $360 million.

Consolidated gross profit margin for the year is currently projected to be 22% to 23%. We have reduced our margin projection to reflect that the higher costs experienced on certain raw materials and components in the first quarter will remain at these levels for the full fiscal year. An incremental 4% price increase on certain powered products, in addition to our initial price increase and our cost reduction initiatives will not fully offset these higher costs.

Consolidated operating expenses are estimated to be between 11% and 12% of net sales. Interest expense is estimated to be $32 million, and other income is projected to be in the $12 to $14 million range. This projection assumes an effective tax rate of 36% for the year, but the American Jobs Creation Act of 2004 could have an impact on our rate going forward. These assumptions result in an annual net income forecast in the range of $150 to $160 million.

We project that second quarter sales will be approximately 28% greater than last year. Operating margins are estimated to be slightly lower than last year due to purchase accounting for Simplicity and net income is forecast to be up about 28% over the same period a year ago.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 802-4362. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 568924.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; our customer’s ability to successfully obtain financing; the actions of other suppliers and customers of our OEM customers; actions by potential acquirers of certain OEMs; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; our ability to successfully integrate the Simplicity acquisition; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended September

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended Fiscal September
	2004	2003
NET SALES	$438,995	$331,395
COST OF GOODS SOLD	368,177	271,200

Gross Profit on Sales	70,818	60,195
ENGINEERING, SELLING, GENERAL
AND ADMINISTRATIVE EXPENSES	67,960	45,900

Income from Operations	2,858	14,295
INTEREST EXPENSE	(8,119)	(9,832)
OTHER INCOME, Net	2,933	1,443

Income (Loss) before Provision (Credit) for Income Taxes	(2,328)	5,906
PROVISION (CREDIT) FOR INCOME TAXES	(840)	1,890

Net Income (Loss)	$(1,488)	$4,016

Average Shares Outstanding	25,596	21,971

BASIC EARNINGS PER SHARE	$(0.06)	$0.18

Diluted Average Shares Outstanding	25,870	22,105

DILUTED EARNINGS PER SHARE	$(0.06)	$0.18

Segment Information
(In Thousands) (Unaudited)

	2004	2003
NET SALES:
Engines	$254,112	$235,687
Power Products	222,299	124,761
Inter-Segment Eliminations	(37,416)	(29,053)

Total*	$438,995	$331,395

*Includes international sales of	$81,858	$54,804

GROSS PROFIT ON SALES:
Engines	$44,245	$42,897
Power Products	24,198	15,679
Inter-Segment Eliminations	2,375	1,619

Total	$70,818	$60,195

INCOME FROM OPERATIONS:
Engines	$(4,676)	$3,999
Power Products	5,159	8,677
Inter-Segment Eliminations	2,375	1,619

Total	$2,858	$14,295

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal September

(In Thousands)

(Unaudited)

	2004	2003
CURRENT ASSETS:
Cash and Cash Equivalents	$28,857	$238,556
Accounts Receivable, Net	270,125	226,153
Inventories	456,948	264,245
Deferred Income Tax Asset	57,506	51,920
Other	24,958	14,610

Total Current Assets	838,394	795,484

OTHER ASSETS:
Goodwill	252,520	154,070
Investments	45,299	45,204
Prepaid Pension	82,488	75,693
Deferred Loan Costs, Net	6,049	7,795
Other Long-Term Assets, Net	103,731	8,852

Total Other Assets	490,087	291,614

PLANT AND EQUIPMENT:
At Cost	944,800	874,307
Less - Accumulated Depreciation	524,931	507,369

Plant and Equipment, Net	419,869	366,938

	$1,748,350	$1,454,036

CURRENT LIABILITIES:
Accounts Payable	$155,464	$105,577
Domestic Notes Payable	1,220	2,075
Foreign Loans	1,784	—
Accrued Liabilities	170,493	158,467

Total Current Liabilities	328,961	266,119

OTHER LIABILITIES:
Deferred Income Tax Liability	105,289	58,871
Accrued Pension Cost	21,282	21,002
Accrued Employee Benefits	14,363	14,022
Accrued Postretirement Health Care Obligation	76,641	47,455
Other Long-Term Liabilities	15,372	15,111
Long-Term Debt	360,752	501,063

Total Other Liabilities	593,699	657,524

SHAREHOLDERS’ INVESTMENT:

Common Stock and Additional Paid-in Capital	55,119	36,128
Retained Earnings	917,584	818,791
Accumulated Other Comprehensive Income (Loss)	4,037	(1,036)
Unearned Compensation on Restricted Stock	(1,873)	(1,085)
Treasury Stock, at Cost	(149,177)	(322,405)

Total Shareholders’ Investment	825,690	530,393

	$1,748,350	$1,454,036

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended Fiscal September
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(1,488)	$4,016
Depreciation and Amortization	17,886	15,846
Loss on Disposition of Plant and Equipment	716	651
Provision for Deferred Income Taxes	(13,377)	(2,292)
Increase in Accounts Receivable	(13,353)	(24,195)
Increase in Inventories	(56,618)	(55,107)
Decrease in Other Current Assets	880	3,278
Decrease in Accounts Payable and Accrued Liabilities	(28,403)	(35,839)
Other, Net	(4,591)	(3,497)

Net Cash Used in Operating Activities	(98,348)	(97,139)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(17,438)	(11,564)
Proceeds Received on Disposition of Plant and Equipment	212	113
Cash Paid for Acquisition, Net of Cash Received	(222,548)	—
Dividends Received	6,500	—
Refund of Cash Paid for Acquisition	—	5,686

Net Cash Used in Investing Activities	(233,274)	(5,765)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Payments on Loans and Notes Payable	(123)	(865)
Proceeds from Exercise of Stock Options	17,648	16,803

Net Cash Provided by Financing Activities	17,525	15,938

EFFECT OF EXCHANGE RATE CHANGES	560	707

NET DECREASE IN CASH AND CASH EQUIVALENTS	(313,537)	(86,259)
CASH AND CASH EQUIVALENTS, Beginning	342,394	324,815

CASH AND CASH EQUIVALENTS, Ending	$28,857	$238,556